Exhibit 10.1

EXECUTIVE TRANSITION SERVICES AGREEMENT

This Executive Transition Services Agreement (this “Agreement”), dated as of August 31, 2020, is made between Seneca Foods Corporation, a New York corporation (“Seneca” or the “Company”), and Kraig H. Kayser (“Executive”).

Recitals

A.     Executive has been employed as Seneca’s President and Chief Executive Officer. Executive voluntarily announced his retirement as President and Chief Executive Officer, to be effective upon the Transition Date (as defined below).

B.     Executive agreed to provide transition services as an employee of Seneca until October 31, 2021.

C.     Executive and Seneca have voluntarily agreed to enter into this Agreement, which sets forth the complete understanding between Executive and Seneca regarding Executive’s voluntary retirement as Seneca’s President and Chief Executive Officer, Executive’s provision of transition services until his termination of employment effective October 31, 2021, and the commitments and obligations arising out of the termination of the employment relationship between Executive and Seneca.

Agreement

In consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, Seneca and Executive agree as follows:

1.     Employment Transition.  Executive will retire as President and Chief Executive Officer of Seneca effective on September 30, 2020 (“Transition Date”). Executive agrees to resign from any corporate office or official position of any kind that he holds with Seneca or any affiliate of Seneca, including the role of Board member and member of any Committee of the Board, in each case effective upon the Transition Date. Executive has agreed to provide transition services until October 30, 2021 (“Separation Date”).

2.     Services.  Executive will remain an employee of Seneca until the Separation Date and will provide such transitional support to the successor Chief Executive Officer as the Seneca Board of Directors deems appropriate.  Executive will be provided appropriate support services including the continued availability of an administrative assistant during this transition period.

3.     Compensation.  Until the Separation Date, Seneca agrees to pay or cause to be paid to Executive, and Executive agrees to accept in exchange for the services rendered by him, the following compensation:

3.1     Base Salary.  Executive’s annual base salary is $666,251.69 Dollars before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Seneca are paid.

3.2     Bonus.  Executive shall be designated an “Eligible Employee” under the Seneca Foods Corporation Executive Profit Sharing Bonus Plan (the “Bonus Plan”) for the fiscal year ending March 31, 2021. Additionally, Executive’s retirement shall be considered to be “Normal Retirement” under the terms of the Bonus Plan.

4.     Benefits.

4.1     Retirement and Savings Plans.  Until the Separation Date, Executive shall be entitled to continue to participate in all defined contribution plans and defined benefit plans maintained by Seneca, as now or hereinafter in effect, that are applicable to Seneca’s employees generally or to its executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. Benefits payable under such plans shall commence pursuant to the terms of such plans.

4.2     Supplemental Retirement.  Prior to the Transition Date, Executive and Seneca shall enter into a Supplemental Retirement Agreement to provide the Executive with supplemental retirement benefits upon his termination of employment with the Company on the Separation Date. Such supplemental retirement benefits shall consist of a monthly payment of $25,000 beginning with the first full month after the Separation Date (subject to Section 6.4 hereof) and continuing for 48 monthly installments.

4.3     Other Benefit Programs.  Until the Separation Date, Executive will be entitled to continue to participate, subject to and in accordance with applicable eligibility requirements, in all other employee benefit plans, programs and arrangements of Seneca, as now or hereinafter in effect, that are applicable to Seneca’s employees generally or to its executive officers, as the case may be, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements.

4.4     Vacation and Other Leaves.  Executive shall be entitled to use any accrued but unused vacation and other paid absences during this [calendar/fiscal] year and for unused vacation carried over from the previous [calendar/fiscal] year, whether for holidays, illness, or any similar purposes, in accordance with policies applicable generally to executive officers of Seneca. After the Transition Date, no vacation or other paid absences shall accrue.

4.5     Expenses.  Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services under this Agreement, including all expenses of travel and accommodations while away from his residence on business or at the request of and in the service of Seneca; provided, however, that such expenses are incurred, accounted for and approved in accordance with the policies and procedures established from time-to-time by Seneca.

5.     Termination Prior to Separation Date.  In the event this Agreement and Executive’s employment hereunder is involuntarily terminated, including by reason of Executive’s death or disability, prior to the Separation Date, Seneca shall (i) continue the Executive’s base salary through the Separation Date and (ii) pay the bonus under Section 3.2 above in accordance with the terms of the Bonus Plan as if he were continually employed through the Separation Date.  In the event of termination upon death, Seneca shall make payments to Executive’s personal representative, and in the event of termination for any other reason, Seneca shall make payment to Executive.  If the termination of employment prior to the Separation Date would otherwise make the Executive ineligible to receive a bonus pursuant to the terms of the Bonus Plan then Seneca shall pay the Executive or his personal representative the economic equivalent of the benefits provided under the Bonus Plan for the fiscal year ending March 31, 2021 as if he were continually employed through the Separation Date.

6.     Code Section 409A Compliance.

6.1     Notwithstanding anything herein to the contrary, this Agreement and the Supplemental Retirement Agreement are intended to be interpreted and operated to the fullest extent possible so that the payments under this Agreement and the Supplemental Retirement Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”) or shall comply with the requirements of such provision.

6.2     To the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A, amounts payable under this Agreement or the Supplemental Retirement Agreement on account of any termination of employment shall only be paid if Executive experiences a “separation from service” as defined in Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

6.3     For purposes of this Agreement and the Supplemental Retirement Agreement, the right to a series of installment payments shall be treated as a right to a series of separate payments within the meaning of the Code Section 409A.

6.4     If the Executive is a “specified employee” within the meaning of Code Section 409A as of the Separation Date, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which shall be (a) the first day of the seventh month after the date of Executive’s separation from service or (b) the date of Executive’s death following such separation from service, if earlier. All such amounts that would, but for this Section 6.4, become payable prior to the Delayed Payment Date will be accumulated and paid on or about the Delayed Payment Date.

6.5     Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (a) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (b) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit

6.6     The Company intends that income provided to Executive pursuant to this Agreement and the Supplemental Retirement Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement and the Supplemental Retirement Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Code Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement or the Supplemental Retirement Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive and to make all payments in accordance with the terms of this Agreement and the Supplemental Retirement Agreement, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement or the Supplemental Retirement Agreement. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement or the Supplemental Retirement Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

7.     Form of Notice.  All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by postage prepaid first-class mail as follows: (i) if to Seneca, addressed to Seneca Foods Corporation, 3736 South Main Street, Marion, New York 14505, Attention: President and (ii) if to Executive, addressed to such address as may appear in the personnel records of Seneca or such other address as Executive may specify in writing.

8.     Assignment.  This Agreement is personal to Executive and shall not be assignable by Executive. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

9.     Waivers.  No delay or failure by either party in exercising, protecting or enforcing any of its or his rights, titles, interests or remedies under this Agreement, and no course of dealing or performance with respect thereto, shall constitute a waiver. The express waiver by a party of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

10.   Amendments in Writing.  No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Seneca and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Seneca and Executive.

11.   Applicable Law.  This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of New York, without regard to any rules governing conflicts of laws.

12.   Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

13.   Headings.  All headings used are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

14.   Counterparts.  This Agreement, and any amendment or modification entered into pursuant to Section 10 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

15.   Entire Agreement.  This Agreement on and as of the date hereof constitutes the entire agreement between Seneca and Executive with respect to the subject matter hereof and all prior or contemporaneous oral or written communications, understandings or agreements between Seneca and Executive with respect to such subject matter are superseded and nullified in their entireties.

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IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EXECUTIVE: /s/Kraig H. Kayser________________ Kraig H. Kayser	SENECA FOODS CORPORATION /s/Timothy Benjamin By: Name: Timothy Benjamin Title: CFO

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